UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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United Online, Inc.
(Name of Registrant as Specified In Its Charter)

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Commencing on May 24, 2012, United Online, Inc. sent the following communication to certain of its stockholders.

May 24, 2012

Re:	United Online, Inc. (the “Company”)
2012 Annual Meeting of Stockholders — May 31, 2012
Proposal Three — Advisory Vote on Executive Compensation (“Say on Pay Proposal”)

We are writing to ask you to support the Board of Directors’ recommendation and vote FOR the Company’s Say on Pay Proposal that was included in the Company’s Proxy Statement filed on April 18, 2012 (the “Proxy Statement”), which can also be located at www.unitedonline.com.

ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote “against” the Company’s Say on Pay Proposal.  We strongly disagree with this recommendation for the following reasons:

1.             Last year’s Say on Pay Proposal received strong stockholder support and we have remained committed to a performance-based compensation program for our Chief Executive Officer for 2011 and beyond.

Last year, our Say on Pay Proposal achieved a significant majority of support (79%) from our stockholders.  We believe that this vote demonstrates the confidence of our stockholders in the principles of our executive compensation program.  We made a number of significant changes to the program that were discussed in our 2011 Proxy Statement.  Among other things, we eliminated the “single trigger” vesting acceleration provision for any new equity awards made to Mark R. Goldston, our Chief Executive Officer, such that those awards will only vest in a change in control situation if Mr. Goldston’s employment were actually to terminate.  We also eliminated Mr. Goldston’s entitlement to any 280G tax gross-up payments, except for limited protection for his pre-2011 equity awards, most of which have already vested and are not subject to any 280G excise tax.

As we noted in this year’s Proxy Statement, we remain committed to compensating our executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that is fair and reasonable to our executive officers and responsible to our stockholders.  Our Compensation Committee maintained its commitment to those principles in making compensation decisions with respect to 2011.

Mr. Goldston’s sole equity grant during 2011 was made in the form of stock options which vest and become exercisable over three years based on Mr. Goldston’s continuing service to the Company.  Our Compensation Committee believes that stock option grants are performance-based in that they will not have any realizable value unless the market price of our stock appreciates over the market price in effect when the grants are made.  Although accounting principles and ISS’ valuation methodology assign substantial value to the stock option grant made to Mr. Goldston in 2011, the fact of the matter is that Mr. Goldston will not realize any value from that stock option grant unless the price of our stock appreciates above its $7.05 exercise price.  As a result, there is a direct correlation between the value that Mr. Goldston can derive from his 2011 stock option grant and the value that our stockholders will realize as our stock price appreciates over time.

In addition, Mr. Goldston’s annual cash based short-term incentive compensation for the 2011 fiscal year was based in part on the financial performance of our combined business segments and in part on the separate financial performance of such business segments.  The applicable financial goals were based on the revenue and adjusted operating income of our combined business segments and the individual business segments, and the amount of his annual bonus was structured so as to vary from a pay out of $0 at below threshold performance to 3 times base salary at maximum attainment level or above.

2.             Our Chief Executive Officer’s total compensation decreased by over 14% in 2011 based on ISS’ own calculations.

Even given the strong approval rating of our stockholders with respect to last year’s Say on Pay Proposal, our Compensation Committee made decisions with respect to 2011 compensation that served to further decrease our Chief Executive Officer’s compensation by 14.3%, based on ISS’ own calculations. As measured by ISS, this decrease was attributable primarily to the fact Mr. Goldston was granted equity compensation in 2011 only in the form of stock options, which have actual value to Mr. Goldston only if the value of our stock increases, and not in the form of restricted stock units.  As noted below, we believe that ISS’ methodology for calculating 2011 compensation dramatically underestimated the decrease.  However, even a 14.3% decrease under ISS’ methodology is significant, given that it occurred despite the strong support our Say on Pay Proposal received in 2011.

3.             The true decrease in our Chief Executive Officer’s compensation for 2011 is over 50% based on the Company’s methodology of calculating realizable pay.

ISS notes with approval that, based on its calculations, the equity-based grant made to our Chief Executive Officer in 2011 decreased in value from the grant made in 2010.  However, we respectfully disagree with ISS’ decision to take into account the full grant-date fair value of Mr. Goldston’s stock option grant when calculating total Chief Executive Officer compensation for 2011.

The fact that ISS takes into account the full grant-date fair value leads to a significant overestimation of the current value of the stock option.  It currently has no actual value based on our stock price and will have no realizable value unless the Company’s stock price increases above the exercise price (which would generate gains for stockholders as well).

When evaluating the value of stock options, we believe that it is critical to focus instead on “realizable pay,” which may increase or decrease as the Company’s stock price rises and falls.  At an extreme, stock options which expire on an “out-of-the-money” basis (that is, without the stock price having increased from the date of grant) would in fact expire with no value at all.  The ISS methodology allocates an amount based on the stock option’s grant-date fair value for accounting purposes.  However, such amount is (a) potentially vastly overstated; and (b) allocated even though value may or may not be realizable.

If ISS’ calculations had assigned to Mr. Goldston’s stock option grant its realizable value at December 31, 2011 rather than its grant-date fair value, then total Chief Executive Officer compensation would have decreased by over 50% from 2010 to 2011, rather than by just over 14%.  The following chart illustrates the significant reduction in Chief Executive Officer compensation as of year-end 2011 utilizing a “realizable” pay analysis:

	Year	Salary(1)	Realizable Value of Stock Awards		Realizable Value of Stock Option Awards		Non-Equity Incentive Plan Compensation(1)	All Other Compensation(1)	Total Realizable Compensation
Mark R. Goldston	2011	$997,750	N/A		—	(3)	2,039,352	27,080	$3,064,182
	2010	$952,750	5,205,489	(2)	N/A		N/A	31,064	$6,189,303

(1)          The amounts included under “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” are unchanged from the corresponding amounts included in the Summary Compensation Table, which is located on page 48 of the Proxy Statement.

(2)          The realizable value of Mr. Goldston’s 2010 restricted stock unit award is $3.3 million based on the $6.60 closing price of our common stock on December 31, 2010.  The remaining amount reflects the same grant-date fair value of the performance-based stock award related to the 2010 Management Bonus Plan that is included in the Summary Compensation Table.

(3)          The realizable value of Mr. Goldston’s 2011 stock option grant is based on the $5.44 closing price of our common stock on December 30, 2011.

OUR RECOMMENDATION

The Board of Directors emphatically disagrees with ISS’ recommendation.  The Board takes very seriously its responsibility to make decisions that are in the best interest of both the Company’s stockholders and the Company’s long-term performance.

Despite significant support of our 2011 Say on Pay Proposal, our Chief Executive Officer’s overall compensation was significantly reduced in 2011 to address our continuing desire to link pay with performance and align our Chief Executive Officer’s interests with those of our stockholders.  Further, his 2012 equity-based grant is also dramatically lower than his 2011 equity-based grant, both in the number of shares and the grant-date fair value.  ISS’ methodology and recommendation ignore our prior Say on Pay Proposal results, the significance of our Chief Executive Officer’s compensation reductions and the inherently performance-based nature of the 2011 stock option grant.

The Board asks that you vote FOR the Say on Pay Proposal as recommended by the Board.

This filing includes statements that may constitute “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to attract and retain key personnel; changes in economic and financial conditions of the company’s business; changes in laws and regulations; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments relating to grants. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, and in its other filings with the SEC. The forward-looking statements herein are qualified by those cautionary statements and risk factors. The Company undertakes no obligation to update statements herein for revisions or changes after the date hereof.